Exhibit 10.32

October 7, 2008

Robert Becker

Vice President and Treasurer

Scientific Games Corporation

750 Lexington Avenue

New York, New York

Dear Bob:

This will confirm our understanding regarding certain amendments to the Employment Agreement, dated as of August 2, 2006 (and effective as of January 1, 2006), between you and Scientific Games Corporation (the “Company”) (as amended hereby, the “Agreement”).  Except as expressly set forth herein, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

Term.  The “Term” set forth in Section 2 of the Agreement shall be extended to December 31, 2012 (as may be extended in accordance with Section 2 of the Agreement and subject to earlier termination in accordance with the Agreement).

Base Salary.  Effective January 1, 2009, your “Base Salary” shall be three hundred fifty-five thousand US dollars (US$355,000.00) per year, subject to increases thereof as may be determined from time to time in the sole discretion of the Compensation Committee of Scientific Games Corporation.

Termination Upon Expiration of Agreement.  In the event that the Agreement expires on or after December 31, 2012, you will receive the Standard Termination Payments (as defined in Section 5(a) of the Agreement) and, if not already paid to you and without duplication, the non-equity portion of your incentive compensation for the completed calendar year after which such expiration occurs, payable if, as and when such bonuses are awarded in the ordinary course in such subsequent year, subject to payroll deductions; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made in a lump sum on the date that is six months plus one day following the applicable expiration date.

Equity Award Grant.  The Company shall grant you seven thousand five hundred (7,500) restricted stock units under the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), and an individual equity agreement (in the form to be provided to you) to be entered into by and between Scientific Games Corporation and you (the “Equity Agreement”).  The Equity Agreement shall provide that the equity award shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the date of grant, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in the Agreement, the Equity Agreement or the Plan.

[remainder of page intentionally left blank]

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games Corporation

By:	/s/ DeWayne Laird
	Name:	DeWayne Laird
	Title:	Vice President and Chief Financial Officer

Accepted and Agreed to:

By:	/s/ Robert Becker
Robert Becker